Exhibit 99.3


                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                    JATA LLC,

                                  NORCATEC LLC,

                                 VENTURIAN CORP.

                                       AND

                            NAPCO INTERNATIONAL INC.

                                      DATED

                                 APRIL 11, 2001

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                                TABLE OF CONTENTS


ARTICLE I
         Section 1.        Definitions.........................................2

ARTICLE II
         Section 2.        Purchase and Sale...................................4
                  2.1.     Purchase and Sale...................................4
                  2.2.     Purchase Price......................................5
                  2.3.     IPM Election........................................6
                  2.4.     Reliance on the Management Agreement................6

ARTICLE III
         Section 3.        Allocation of Purchase Price........................6

ARTICLE IV
         Section 4.        Liabilities.........................................6

ARTICLE V
         Section 5.        Representations and Warranties by Seller............7
                  5.1.     Organization, Existence and Authority of
                             Seller and IPM....................................7
                  5.2.     Power and Authority.................................7
                  5.3.     Consents............................................8
                  5.4.     Properties..........................................8
                  5.5.     Compliance with Agreements..........................8
                  5.6.     Trademarks, Licenses, Etc...........................9
                  5.7.     Insurance; Bonds....................................9
                  5.8.     Taxes...............................................9
                  5.9.     Litigation, Proceedings and Disputes................9
                  5.10.    Employees..........................................10
                  5.11.    Compliance with Laws...............................10
                  5.12.    Facilities.........................................10
                  5.13.    Licenses and Registrations.........................11
                  5.14.    Relationships......................................11
                  5.15.    Customers and Suppliers............................11
                  5.16.    Environmental Matters..............................11
                  5.17.    Napco Plan and Bringdown...........................11
                  5.18.    Accounts Receivable................................12
                  5.19.    Napco International Foreign Sales Corporation......11
                  5.20.    Employee Plans.....................................14
ARTICLE VI
         Section 6.        Representations and Warranties by Venturian........14
                  6.1.     Financial Condition................................14
                  6.2.     Deferred Compensation Plan for Venturian...........14
                  6.3.     Related Party Relationships........................14


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                  6.4.     Negotiation with Others............................15
ARTICLE VII
         Section 7.        Representations and Warranties by Purchaser........16
                  7.1.     Organization, Existence and Authority of
                             Purchaser........................................16
                  7.2.     Power and Authority................................16
                  7.3.     Consents...........................................17

ARTICLE VIII
         Section 8.        Additional Covenants and Agreements................17
                  8.1.     Employees..........................................17
                  8.2.     Taxes..............................................18
                  8.3.     Books and Records..................................18
                  8.4.     Corporate Names....................................18
                  8.5.     Voting Agreement...................................18
                  8.6.     Proxy Statement....................................19
                  8.7.     Committed Line of Credit...........................19
                  8.8.     Leases.............................................19
                  8.9.     Release of Obligations.............................19
                  8.10.    Langevin Resignation...............................19
                  8.11.    Intercompany Accounts..............................20

ARTICLE IX
         Section 9.        Closing............................................20
                  9.1.     Location of the Closing............................20
                  9.2.     Documents to be Delivered by Seller and IPM.
                             On the Closing Date, Seller shall deliver
                             to Purchaser.....................................20
                  9.3.     Documents to be Delivered by Purchaser.
                             On the Closing Date, Purchaser shall
                             deliver to the Seller:...........................21

ARTICLE X
         Section 10.       Conditions to Closing..............................21
                  10.1.    Conditions to Purchaser's Obligations..............21
                  10.2.    Conditions to Seller's and IPM's Obligations.......22

ARTICLE XI
         Section 11.       Termination........................................26

ARTICLE XII
         Section 12.       Indemnification; Survival..........................27
                  12.1.    Survival of Representations and Warranties.........27
                  12.2.    Indemnification by Venturian and Seller............27
                  12.3.    Indemnification by Purchaser and NorcaTec..........28
                  12.4.    Conduct of Litigation..............................29

ARTICLE XIII
         Section 13.       Miscellaneous......................................31


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                  13.1.    Notices............................................31
                  13.2.    Brokers............................................28
                  13.3.    Successors and Assigns.............................28
                  13.4.    Entire Agreement; Amendment........................28
                  13.5.    Counterparts.......................................28
                  13.6.    Agreement to Take Necessary and Desirable
                             Actions..........................................28
                  13.7.    Headings...........................................28
                  13.8.    Governing Law......................................28
                  13.9.    No Implied Waiver..................................29
                  13.10.   No Third Party Beneficiaries.......................29


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                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT, dated as of April 11, 2001, by and among JATA LLC, a New York limited liability company, with offices c/o Tashlik, Kreutzer, Goldwyn & Crandell P.C., 833 Northern Boulevard, Great Neck, New York 11021 ("Purchaser"), NorcaTec LLC, a New York limited liability company, with offices at 800 Axinn Avenue, Garden City, New York 11530 ("NorcaTec"), VENTURIAN CORP., a Minnesota corporation with offices at 11111 Excelsior Boulevard, Hopkins, Minnesota 55343 ("Venturian"), and NAPCO INTERNATIONAL INC., a Minnesota corporation and a wholly-owned subsidiary of Venturian with offices at 11111 Excelsior Boulevard, Hopkins, Minnesota 55343 ("Napco" or "Seller").


                              W I T N E S S E T H:


               WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase all of the Assets, as hereinafter defined;

               WHEREAS, in connection with and as partial consideration for the sale of the Assets, Purchaser and Venturian, contemporaneously with the execution and delivery of this Agreement, are entering into a Management Agreement in the form of Schedule 1 attached hereto (the "Management Agreement");

               WHEREAS, Venturian is presently negotiating with an entity affiliated with certain of its shareholders for an acquisition of Venturian by such entity (the "Going Private Transaction");

               WHEREAS, as soon as practicable after the execution of this Agreement and an agreement with regard to the Going Private Transaction, and assuming the approval of this Agreement and the Going Private Transaction by a special committee appointed by Venturian's Board of Directors (the "Special Committee"), Venturian shall notice a meeting of its shareholders and in connection therewith submit to its shareholders a proxy statement relating to the approval of the sale of the Assets contemplated in this Agreement (the "Sale of Assets") and the Going Private Transaction;

               WHEREAS, concurrent with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, certain shareholders of Venturian have agreed to vote the shares of Venturian common stock owned by them to approve the Sale of Assets and the Going Private Transaction pursuant to the terms of that certain Voting Agreement in the form of Schedule 8.5 attached hereto (the "Voting Agreement").



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               NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

               Section 1. Definitions. For purposes of this Agreement, the words and terms listed below shall have the following meanings:

                    (a) "ASSETS" means the Napco Assets, as hereinafter defined and the IPM Stock, as hereinafter defined.

                    (b) "ASSUMED LIABILITIES" means the Napco Assumed Liabilities, as hereinafter defined.

                    (c) "BUSINESS" means the IPM Business, as hereinafter defined, and the Napco Business, as hereinafter defined, unless Seller exercises the IPM Election, in which case "Business" means the Napco Business.

                    (d) "CLOSING" means the events which take place on the Closing Date for the purpose of consummating this Agreement.

                    (e) "CLOSING DATE" means 10:00 A.M. on a date which is within 10 days after the shareholders of Venturian approve the Sale of Assets and Going Private Transaction or such other date and time selected by the parties hereto for the Closing.

                    (f) "EXCLUDED ASSETS" means the assets identified on
Schedule 1(f) attached hereto and incorporated herein by reference.

                    (g) "EXCLUDED LIABILITIES" means the liabilities identified on Schedule 1(g) attached hereto and incorporated herein by reference.

                    (h) "EFFECTIVE DATE" means January 1, 2001.

                    (i) "IPM BUSINESS" means the business presently conducted by IPM at the IPM Facility, consisting of a machining job shop that provides precision turning and milling services to customer specifications.

                    (j) "IPM FACILITY" means the facility owned by IPM and located at 511 Sundial Drive, Waite Park, Minnesota 56387.

                    (k) "IPM STOCK" means the shares of the capital stock of IPM held by Napco, which constitutes 80% of the issued and outstanding shares of the capital stock of IPM.



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                    (l) "NAPCO ASSETS" means the tangible and intangible assets of Seller, including inventory, equipment, machinery, leasehold improvements, intellectual property, patents, contracts, manufacturing know-how and technology, plans, diagrams, customer lists and other intangible assets of Seller used in its Business, as hereinafter defined (all as more particularly described in subparagraphs 2.1(a) through (j) below), but excluding the Excluded Assets.

                    (m) "NAPCO ASSUMED LIABILITIES" means (i) all liabilities of Seller reflected on Seller's audited balance sheet as of December 31, 2000 (except to the extent the same have been discharged between December 31, 2000 and the Closing Date), (ii) Sellers' liabilities arising in the ordinary course of business through the Closing Date, including without limitation contingent liabilities and obligations of Seller to sell or deliver Products against existing sales orders, Seller's obligations under the Performance Obligations described in Schedule 4(b) attached hereto, Seller's warranty obligations to be performed after the Closing Date with respect to products or services sold prior to the Closing Date and all supply and other agreements entered into in the ordinary course of business or which have been disclosed on a Schedule to this Agreement, and (iii) Seller's liabilities and obligations under the agreements, contracts and commitments identified in Schedule 5.5 attached hereto and incorporated herein by reference.

                    (n) "NAPCO BUSINESS" means the business presently conducted by Seller from the Napco Facilities, including, but not limited to, the marketing, distribution and/or sale of a broad line of defense-related products and related components to commercial customers, the United States government and to foreign governments.

                    (o) "NAPCO FACILITIES" means (i) the sales and administrative offices of Seller and (ii) the business warehouse facility used by Seller, each leased from Venturian and located at 11111 Excelsior Blvd., Hopkins, Minnesota 55343.

                    (p) "PRODUCTS" means the products currently manufactured and/or sold by the Business.

                    (q) "TRANSACTION DOCUMENTS" means this Agreement and all of the agreements referenced in Section 9 hereof.


                                   ARTICLE II

               Section 2. Purchase and Sale.

               2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date, all of the Assets (including, unless the IPM Election (as defined in Section 2.3 below) is made, the IPM Stock), free and clear of all liens and encumbrances, except those which are or arise out of



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obligations which are expressly assumed by Purchaser hereunder, including but not limited to:

                    (a) All inventory of the Napco Business including but not limited to, work in process, finished goods, stock, packaging and components, each as more specifically described in Schedule 2.1(a) attached hereto (as the same may change through the Closing Date);

                    (b) All books (excluding minute book, stock books and stock record books and stock ledgers), papers, records, files, including without limitation, all correspondence, customer lists, credit and sales reports, business plans, data processing records, documents and records relating to the Napco Business and the Assets;

                    (c) All machinery and equipment, tools, dyes and related equipment of the Napco Business, as more specifically described in Schedule 2.1(c) attached hereto (as the same may change through the Closing Date);

                    (d) All contracts and agreements, as more specifically described in Schedule 5.5 attached hereto;

                    (e) All rights of the Seller under property, equipment and other leases, as more specifically described in Schedule 2.1(e) attached hereto (as the same may change through the Closing Date);

                    (f) All intellectual property, trademarks, trade names, copyrights, patents and all other Business Rights, as hereinafter defined, of Napco, each as more specifically described in Schedule 2.1(f) attached hereto (as the same may change through the Closing Date);

                    (g) All designs, drawings, specification sheets, test data, technical literature, manufacturing and process information, manufacturing know-how, technology, trade secrets, plans, diagrams, schematics, proprietary data, product development data, including all information contained on any media (CD-ROM, tape, computer software), supplier lists, promotional literature, marketing documents, market research, credit information, open bid and quotation documents and all other intangible property of Napco;

                    (h) All accounts or notes receivable of Seller of any type;

                    (i) All cash and cash equivalents of Seller (such as certificates of deposit, treasury bills and marketable securities); and

                    (j) All of the issued and outstanding capital stock of Napco International Foreign Sales Corporation.

               Provided, however, that the Assets conveyed to Purchaser hereunder shall in any event exclude the Excluded Assets.



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               It is expressly understood and agreed that the Assets are to be transferred and conveyed to Purchaser as above specified by good and sufficient bill of sale, and other necessary documents of transfer, free and clear of all liens, charges, encumbrances, debts, liabilities and obligations whatsoever, except those which are or arise out of obligations which are expressly assumed by Purchaser hereunder.

                    2.2. Purchase Price. In reliance upon the representations and warranties contained herein of Venturian and Seller and subject to the terms and conditions of this Agreement, Purchaser hereby agrees to purchase the Assets for the aggregate purchase price of (i) Two Million Six Hundred Thousand ($2,600,000) Dollars or (ii) Two Million ($2,000,000) Dollars, in the event the IPM Election, as hereinafter defined is exercised, payable on the Closing Date by wire transfer to Seller's account of immediate funds (the "Purchase Price"). The Purchase Price is subject to adjustment as follows: Seller shall have a minimum net worth on its Financial Statements for the fiscal year ended December 31, 2000 (excluding the Excluded Assets and the Excluded Liabilities) in the amount of $7,992,000 and a backlog of $12,000,000. In the event such net worth for such period is less than $7,992,000, the Purchase Price shall be reduced on a dollar for dollar basis. The certification of Grant, Thornton LLP ("Grant Thornton") on the Financial Statements, as hereinafter defined, shall be deemed conclusive and binding on the parties with respect to Seller's net worth, assuming an allocation of the assets and liabilities on such Financial Statements as among the entities included therein consistent with the division of assets contemplated by this Agreement and in a manner consistent with Seller's internal financial statements, a copy of which is attached hereto as
Schedule 2.2, absent fraud on the part of Napco or Venturian. Promptly following the execution and delivery of this Agreement by all parties, Seller shall provide to Purchaser a listing of its backlog as of December 31, 2000. Unless Purchaser provides to Seller written notification objecting thereto (and specifying such objections) within fifteen days after the execution of this Agreement, such listing shall be deemed to be conclusive and binding on the parties with respect to such backlog, absent fraud on the part of Napco or Venturian. In the event that Purchaser provides to Seller written notice of objections within such fifteen day period, such objections shall be resolved by Grant Thornton pursuant to specified procedures to be agreed upon by the parties with Grant Thornton, and such resolution shall be conclusive and binding on the parties, absent fraud on the part of Napco or Venturian.

                    2.3. IPM Election. Seller may, by written notice to Purchaser not less than thirty (30) days prior to the Closing, elect not to sell the IPM Stock to Purchaser ("IPM Election"). In such event, only the Napco Assets shall be purchased and only the Napco Assumed Liabilities shall be assumed by Purchaser hereunder.

                    2.4. Reliance on the Management Agreement. Seller hereby acknowledges that Purchaser would not have entered into this Agreement but for the execution by it of the Management Agreement. The terms of the Management Agreement are incorporated herein by reference and made a part hereof. Any material breach of any terms of the Management Agreement shall be deemed a material breach of this Agreement.



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                                  ARTICLE III

               Section 3. Allocation of Purchase Price. The Purchase Price described in Section 2.2 hereof will be allocated as set forth in Schedule 3. Seller and Purchaser each agrees that it will adopt and utilize the amounts allocated to each Asset or class of Assets set forth in Schedule 3 for purposes of all Federal, state and other income tax returns filed by each of them, file all such documents and statements required by Section 1060 of the Internal Revenue Code of 1986 reflecting the allocations set forth in Schedule 3 and that each of them will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any refund claim, in any litigation or otherwise with respect to such income tax returns.


                                   ARTICLE IV

               Section 4. Liabilities.

                    (a) Except as expressly assumed or disclosed in a Schedule under this Agreement, Seller acknowledges and agrees that Purchaser shall not assume, pay, perform or discharge, or, as the case may be, take subject to, any obligations and liabilities in respect of any agreements and other binding arrangements related to the Assets or the Business or with respect to claims, actual or contingent, penalties, interest and fines arising or based on occurrences or events existing prior to the Effective Date, including but not limited to, liability for the Napco Facilities and IPM Facility not being in compliance with Environmental Laws, as hereinafter defined, through the date hereof, unemployment liability, commissions, payroll taxes, severance, vacation, bonus, customer allowances and discounts, intercompany balances, claims for Federal, state or local taxes, pending or threatened lawsuits and any claim of any former employee of Seller, whether under any pension, profit sharing, discrimination, EEOC claim and/or continuation health coverage or otherwise for periods prior to the Effective Date (except to the extent the foregoing constitutes Assumed Liabilities or are otherwise assumed by Purchaser pursuant to this Agreement).

                    (b) Purchaser hereby assumes on the Closing Date the Assumed Liabilities, including without limitation the obligations under performance bonds or other bonds and letters of credit described in Schedule 4(b) hereof ("Performance Obligations"), all liabilities relating to the Assets or the Napco Business which arise after the Effective Date and any obligations to be performed after the Closing under contracts assumed by Purchaser or entered into by Seller after the Effective Date. It is in the intent of the parties that, upon the Closing, (subject only to Seller's right to exercise the IPM Election and thereby exclude the IPM Stock from the transactions contemplated herein and the IPM business from the Business), all profits and losses and revenues from the Business from and after the Effective Date will inure to the benefit of and be binding upon Purchaser.



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                                   ARTICLE V


               Section 5. Representations and Warranties by Seller. Subject to the Schedules and other agreements in connection with the transactions contemplated herein or as reflected in the financial information provided by Seller to Purchaser, Seller represents and warrants to Purchaser as of December 31, 2000 (except as otherwise expressly provided), as set forth below:

                    5.1. Organization, Existence and Authority of Seller and IPM. Seller and IPM each is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller has all corporate power and authority to execute, deliver and perform this Agreement and the Transaction Documents to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby, subject to the approval and adoption of those transactions by the Special Committee and the shareholders of Venturian. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Seller's or IPM's Articles of Incorporation or By-Laws or, to Seller's knowledge, of any law or regulation applicable to Seller or IPM or of any agreement, mortgage, license, lease, arrangement, instrument, order, arbitration award, judgment or decree to which Seller or IPM is a party or by which Seller or IPM is bound or result in the creation of any lien, charge, security interest or other encumbrance on the Assets (or the assets of IPM) other than as contemplated by this Agreement, and except that many or all of the contracts, agreements and Performance Obligations to be assigned by Seller to Purchaser and assumed by Purchaser pursuant to this Agreement are not so assignable and/or assumable without the consent of the other party or parties thereto.

                    5.2. Power and Authority. Seller has taken all corporate acts and other proceedings required to be taken by or on the part of Seller to authorize Seller to carry out this Agreement and such other agreements and instruments to be executed and delivered by Seller pursuant hereto and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement is subject to the approval and adoption by the Special Committee and the shareholders of Venturian. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors rights or by general equitable principles under common law. The execution, delivery and performance by Seller of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on the Assets under, or trigger any sale, appraisal or minority shareholder rights or tag along rights under any agreement by which Seller or IPM or their shareholders may be bound or affected, except that many or all of the contracts, agreements and Performance Obligations to be assigned by Seller to Purchaser and assumed by Purchaser pursuant to this Agreement are not so assignable and/or assumable without the consent of the other party or parties thereto. The authorized capital stock of Venturian as of March 2, 2001 consists solely of thirty million



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(30,000,000) shares of common stock, of which 1,297,539 shares were then issued and outstanding. The signatories to the Voting Agreements own at least 38% of the issued and outstanding capital stock of Venturian. Except as set forth on
Schedule 5.2, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of shares of the Seller or IPM or any of its shareholders of any securities of Seller or IPM, nor are there outstanding any securities which are convertible into or exchangeable for shares of capital stock of Seller or IPM. Seller and IPM have no obligations of any kind to issue any additional securities or to pay for any securities of the Seller, IPM or any predecessor. The issuance and sale of all securities of the Seller and IPM have been in full compliance with all applicable Federal and state securities laws. The shareholders of IPM are listed in Schedule 5.2(a). International Precision, LLC is wholly-owned by IPM.

                    5.3. Consents. No consent, filing or approval of any Federal, state or local governmental agency or department or any other person not a party to this Agreement is required or necessary in connection with the execution, delivery and performance under this Agreement or Transaction Documents, or to consummate the transactions contemplated hereby and thereby except for any filings as may be required under state securities laws and the filing of a proxy statement (as set forth in Section 8.6 hereof) in accordance with the Securities Exchange Age of 1934, as amended, and clearance thereof by the Securities and Exchange Commission (the "SEC") and shareholder approval of the actions set forth in the proxy, and except that many or all of the contracts, agreements and Performance Obligations to be assigned by Seller to Purchaser and assumed by Purchaser pursuant to this Agreement are not so assignable and/or assumable without the consent of the other party or parties thereto.

                    5.4. Properties. Seller has good title to or a leasehold interest in and to all of the Assets, and IPM has good title to or a leasehold interest in all of its assets. The Assets and the assets of IPM are free and clear of all liens, encumbrances, claims, security interests and charges of any kind whatsoever, other than as disclosed on Schedule 5.4. All inventory of raw materials, components, work in process and finished goods reflected on Seller's balance sheet as of December 31, 2000 are as set forth in Schedule 2.1(a).

                    5.5. Compliance with Agreements. To the best of Seller's knowledge, set forth on Schedule 5.5 is a complete and accurate list of all Material (as defined herein) contracts and other agreements, oral and written, to which Seller and IPM is a party or Venturian is a party on behalf of Seller, other than purchase and sales orders entered into in the ordinary course of business. The term "Material" as used herein, means any contract or agreement pursuant to which Seller or IPM or Venturian on Seller's behalf is either entitled to receive or obligated to perform services and/or monies in an amount in excess of $25,000 per contract or agreement. Except for any default arising as a result of the transactions contemplated by this Agreement, Seller does not know of any fact, circumstance, or condition amounting to a default under any of such contracts or other agreements, other than late shipments, rejections, penalties and similar circumstances occurring in the ordinary course of business, which in the aggregate, do not exceed by more than $50,000 the amounts reserved in the general and specific reserves on the December 31, 2000 books of Napco. All such contracts and other agreements are in full force and effect, except as the result of a default by



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the other party to any such contracts and agreements. Other than such enumerated contracts, other agreements and purchase and sales orders, each of Seller and IPM has no other presently existing Material contract or agreement, oral or written, relating to the Assets or the assets of IPM or the operation of the Business, except as set forth on Schedule 5.5 or as required or contemplated by this Agreement.

                    5.6. Trademarks, Licenses, Etc. Seller and IPM each owns free and clear of any rights or claims of others (other than any such rights or claims arising pursuant to agreements disclosed in any schedule to this Agreement), the patents and patent applications, right to use all the trademarks and service marks and registrations thereof and applications therefor, trade names, brands, copyrights, copyright applications and copyright registrations, licenses, patents and patent applications, franchises, permits, processes, formulas, trade secrets, inventions and royalties, and rights with respect thereto, and all technical know-how, and non-competition covenants accruing to the benefit of Seller or IPM (collectively "Business Rights") as set forth on
Schedule 2.1(f) and necessary for the operation of the Business as currently conducted and, except as set forth on Schedule 2.1(f), each of Seller and IPM has not received or to Seller's or IPM's knowledge been threatened with notice of any claim or assertion that any of the Business Rights infringe or conflict with the rights of others.

                    5.7. Insurance; Bonds. Attached hereto as Schedule 5.7 is a summary of insurance which lists all insurance policies, fidelity bonds and Performance Obligations covering the Assets and the Business. Except as set forth on Schedule 5.7 and Schedule 5.9, there are no claims or notices of claims against the Assets pending under any of such policies as to which coverage has been questioned or denied or disputed with underwriters, and all premiums or payments due and payable thereunder have been paid. Except as set forth on
Schedule 5.7, there are no drawings or notices of drawings with respect to any of such bonds or Performance Obligations or termination with respect to any insurance policy. All such policies and bonds are, and will be until the time of the Closing, in full force and effect. All of such insurance is maintained by Venturian for the benefit of itself and the Business, and the Business shall cease to be covered under such policies from and after the Closing.

                    5.8. Taxes. Except as set forth on Schedule 5.8, (i) each of Seller and IPM has timely paid or made provision for all Federal, state and local income, real estate, manufacturer's excise, Federal and state withholding, FICA, FUTA, state unemployment taxes, state and municipal sales and use taxes, license fees and other taxes, fees, or charges levied or imposed upon Seller and IPM that are payable or have accrued prior to December 31, 2000 with respect to the Assets or the assets of IPM, (ii) each of Seller and IPM has not incurred any tax liability, including interest, penalties or assessments which may result in the imposition of any lien, claim, security interest or any other encumbrance on the Assets or the assets of IPM other than as to property taxes not yet due and payable, and (iii) there are no outstanding fines, liens or disputes between Seller, IPM and any taxing authority which relate to the Assets or the assets of IPM other than as to property taxes not yet due and payable.

                    5.9. Litigation, Proceedings and Disputes. Except as set forth in Schedule 5.9, to the best of Seller's knowledge, there are no suits, actions, judgments, administrative, arbitration or other proceedings (including proceedings concerning product liability, municipal or other governmental laws or regulations, labor disputes or grievances or union recognition) or, to Seller's knowledge, governmental investigations by any Federal, state, local or foreign agency or prosecutor's office or of any other kind (collectively "Claims") pending or threatened against the Assets or the assets of IPM and Seller and IPM are not debarred from trading with any United States or foreign governmental body. Except as set forth in Schedule 5.9, there are no unsatisfied judgments, orders, stipulations, injunctions, decrees or awards (whether by a court, administrative agency, arbitration, grievance procedure) against Seller or IPM which relate to the Assets.

                    5.10. Employees. Subject to the exceptions set forth in the following sentence, Schedule 5.10 hereto lists all employees and consultants of Seller and IPM and indicates their salaries, fees and most recent bonuses, if any, and their respective dates of birth, job titles, and dates of hire. Except as disclosed on Schedule 5.10 and as provided in the employee manuals which have been delivered to Purchaser, there are no written or oral commitments by Seller or IPM to any of the Seller's or IPM's employees relating to employment, compensation, wages, bonuses, raises, vacations, severance pay, benefits or similar matters. Each of Seller and IPM have paid through December 31, 2000 all salary and wages owing for the period prior to December 31, 2000, and any bonuses, severance payments, commissions, and accrued vacation or sick days owing as of December 31, 2000 are reflected in the Venturian December 31, 2000 financial statements. Seller agrees that it, except as provided in the "Napco International 2001 Operating Plan", dated January 26, 2001, which is attached hereto as Schedule 5.10 ("Napco Plan"), shall employ substantially all of the employees of Seller and IPM after December 31, 2000 and through the Closing. Each of Seller and IPM has paid all unemployment insurance payments due and payable through December 31, 2000 and does not have a negative account balance with any unemployment taxing authority. Except as disclosed in Schedule 5.10, there are no union plans, collective bargaining agreements, employee benefit plans or employment or consulting agreements.

                    5.11. Compliance with Laws. Each of Seller and IPM is not in material violation of any material applicable Federal, state, local or foreign law, regulation, order, consent or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to the Business or the Assets ("Laws"). Except as set forth in Schedule 5.11, each of Seller and IPM is not now charged with, nor is each of Seller or IPM now to its knowledge under investigation with respect to, any possible violation of any Law and Seller has filed all material reports required to be filed with regard to the Business or the Assets with any governmental authority and taken all other actions required by any Law.

                    5.12. Facilities.

                    The IPM Facility is owned by International Precision LLC, a wholly owned subsidiary of IPM ("IP"), and IP has good and marketable title to the IPM Facility and there are no mortgages, liens or other encumbrances on the IPM Facility other than as set forth on Schedule 5.12. A valid and subsisting Certificate of Occupancy or other required certificate of compliance, or evidence that none was required, covering the IPM facility authorizing the use, occupancy, and operation thereof all permits, and necessary approvals from any and all governmental agencies requisite to the operation of the IPM Facility as operated prior to the date hereof, all of which will be done in compliance with all Federal, state and local laws, ordinances and regulations applicable thereto, shall be delivered to Purchaser at the Closing.

                    5.13. Licenses and Registrations. Each of Seller and IPM has all material registrations, licenses, permits, approvals or other authorizations or exemptions ("Licenses and Registrations") of or by government authorities required by it in the conduct of the Business. All such Licenses and Registrations are listed in Schedule 5.13 hereof. All Licenses and Registrations listed in Schedule 5.13 were in full force and effect on December 31, 2000.

                    5.14. Relationships. Each of Seller and IPM have used commercially reasonable efforts to maintain all relationships with suppliers, subcontractors and customers, and any Material contracts entered into since December 31, 2000 (other than purchase and sales orders in the ordinary course of business) have been disclosed in Schedule 5.14 to this Agreement.

                    5.15. Customers and Suppliers. Set forth on Schedule 5.15 is an accurate list of each customer and of each supplier which was responsible for, respectively, at least 5% of the gross revenues or 5% of the gross purchases of Seller or IPM in connection with the Products, during the calendar years ended December 31, 2000 and 1999.

                    5.16. Environmental Matters. Except as set forth on Schedule 5.16, each of Seller and IPM has not and has no knowledge that there has been generated, stored, treated, discharged, handled, refined, spilled, released or disposed any pollutants and dangerous substances, including, without limitation, radon and any hazardous waste or hazardous substances as defined in all laws, regulations, rules and ordinances of any relevant State or any political subdivision thereof and the United States of America respecting the environment ("Environmental Laws"), including without limitation the Resource Conservation and Recovery Act (12 U.S.C. ss.9601 et seq.) or the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq. ("Hazardous Substances") in material violation of any applicable law or regulation at or on the IPM Facility. Except as set forth on Schedule 5.16, to Seller's and IPM's knowledge, no underground storage tanks exist or have existed at the IPM Facility. Except as set forth in
Schedule 5.16, each of Seller and IPM has no knowledge of any Hazardous Substances on or in the IPM Facility in violation of any applicable law or regulation and has received no notice, nor is it on notice of, any claim, investigation, litigation or administrative proceeding, actual or threatened, or any order, writ or judgment that relates to any discharge, spill, handling, refining, release, emission, leaching or disposal of pollutants of any kind (including any Hazardous Substances) at the IPM Facility.

                    5.17. Napco Plan and Bringdown. Schedule 5.17 sets forth the status of the Napco Plan as of the date of this Agreement. Since December 31, 2000 and through the date hereof:

                    (a) There has been no material adverse change in the financial condition, results of operations, business, properties, Assets or liabilities of Seller or IPM, except that Charles Langevin has tendered his resignation from Seller, effective March 31, 2001.

                    (b) The operations and business of Seller and IPM have been conducted only in the ordinary course.

                    (c) There have been no expenditures or distributions to shareholders or intercompany advances from Seller to Venturian or its affiliates except for expenses allocated in a manner consistent with their allocation prior to December 31, 2000. All advances from Seller to Venturian shall be considered loans to be repaid by Venturian. Any amounts not repaid at Closing as contemplated in Section 8.11 shall act as an adjustment to the Purchase Price on a dollar for dollar basis.

                    (d) There have been no accepted purchase orders or quotations, arrangements or understandings for future sale of the Products or services of Seller or IPM which are not in the ordinary course of business and consistent with past practices.

                    (e) Each of Seller or IPM has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

               There is no fact known to Seller or IPM which materially adversely affects Seller's or IPM's financial condition, results of operations, business, properties, Assets or liabilities other than as set forth in this Agreement.

                    5.18. Accounts Receivable. All accounts and notes receivable of Seller and IPM as of December 31, 2000, and any accounts and notes receivable arising between such date and the date hereof have been created in the ordinary course of the Business and are listed on Schedule 5.18. The reserve for uncollectible accounts included in the Financial Statements was and will be calculated in accordance with GAAP applied on a consistent basis.

                    5.19. Napco International Foreign Sales Corporation. Napco International Foreign Sales Corporation is an inactive corporation that has made no sales and incurred no expenses during the five year period preceding the date of this Agreement, and as to which a statement of revocation of FSC status pursuant to Internal Revenue Code ss. 922 was filed for the year ending December 31, 2001.

                    From December 31, 2000 to the date hereof there have been no accounts receivable of the Seller or IPM converted to notes receivable or otherwise extended, except as set forth in Schedule 5.19 and the accounts receivable are valid, good and collectible obligations.

                    5.20. Employee Plans.

                    (a) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other bonus, incentive compensation, deferred compensation (including the Venturian Deferred Compensation Plan, as hereinafter defined), severance or similar plan, policy or payroll practice providing compensation or employee benefits maintained by Seller or IPM or to which Seller or IPM is a participating employer or is obligated to contribute or has any legally enforceable liability and under which any person presently employed by Seller or IPM as an employee or consultant or formerly employed by Seller or IPM or its predecessors as an employee or consultant (a "Former Employee") participates or has accrued any rights or under which Seller or IPM is liable in respect of an Employee or Former Employee. The terms "Employee" and "Former Employee, will include, where applicable, the beneficiaries, spouses and dependents of an Employee or Former Employee. Schedule 5.20 hereof lists or describes all Employee Plans of Seller or IPM. Except as set forth on Schedule 5.20 hereof, each Employee Plan has been maintained in all material respects in accordance with its terms and with applicable law. Except as set forth on Schedule 5.20 hereof, each Employee Plan (including the related trust) which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or comparable foreign law, does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code. None of the Employee Plans listed on Schedule 5.20 hereof are Multi-employer Plans (as defined within the meaning of Section 3(37) of ERISA) and each of Seller and IPM has no liability under or with respect to, and does not contribute to, any Multi-employer Plan.

                    (b) As of December 31, 2000, Seller and IPM will have made or accrued on the balance sheet of Seller and/or IPM payment of all amounts which each of Seller and IPM is required to make under the terms of each Employee Plan in respect of periods ending on or prior to December 31, 2000, other than incurred, but not yet reported (IBNR), claims under Venturian's self-funded medical plan.

                    (c) There is no accumulated funding deficiency (as defined in Section 412 of the Code), waived funding deficiency (as defined in Section 412 of the Code), or failure to make any payment on or before a required installment due date (as defined in Section 412(m) of the Code) with respect to any defined benefit plan (as defined in Section 3(35) of ERISA) maintained by Seller, IPM or any member of the controlled group (within the meaning of Sections 414(b), (c), (m), (n) and (o) of the Code ("Controlled Group") of which Seller or IPM is a member, that is or could after the Closing Date become a liability of Purchaser.

                    (d) Neither Seller, IPM nor any member of Seller's or IPM's Controlled Group has incurred or reasonably expects to incur any liability under Title IV of ERISA (or comparable foreign law) arising in connection with the termination of, or withdrawal from, any plan covered or previously covered by Title IV of ERISA (or comparable foreign law) that is or could become a liability of Purchaser after the Closing Date.

                    (e) No event has occurred that could subject Seller, IPM or Purchaser to an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA or any comparable section under any foreign law.

                    (f) There exists no condition or set of circumstances which Seller reasonably expects to result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV thereof), the Code or other applicable law with respect to the Employee Plans, except that the termination of the Napco International Inc. - UAW Local No. 125 Retirement Income Plan could result in the imposition of liability under Title IV of ERISA.


                                   ARTICLE VI

               Section 6. Representations and Warranties by Venturian. Venturian represents and warrants to Purchaser as of the date of this Agreement and Closing, as set forth below:

                    6.1. Financial Condition. On or prior to the date hereof, Venturian shall have delivered to Purchaser true and correct copies of its audited financial statements for the fiscal years ended December 31, 2000, 1999 and 1998 certified by its auditors, Grant, Thornton (the "Financial Statements"). The Financial Statements present fairly the financial condition, assets, liabilities and stockholder equity of Venturian, as of their respective dates, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, shall be true, correct and complete and shall be in accordance with Venturian's books and records.

                    6.2. Deferred Compensation Plan for Venturian. Venturian hereby represents and warrants that no current employees of Venturian, Seller or IPM is a participant in the Venturian Deferred Compensation Plan effective May 1, 1984 (the "Venturian Deferred Compensation Plan") and Purchaser shall have no liabilities for any employees or consultants of Venturian, Seller or IPM under the Venturian Deferred Compensation Plan as a result of the transactions contemplated hereunder.

                    6.3. Related Party Relationships. To Venturian's knowledge, and except as set forth in Schedule 6.3 attached hereto, no officer or director of Seller, nor any individual related to such officer or director, possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization which is (or within the last 12 months has been) a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Business (except as a stockholder holding less than a one percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market). Except as disclosed on Schedule 6.3 attached hereto, no officer or director of Seller, nor any individual related to such officer or director, nor any subsidiaries owns any property or right, tangible or intangible, including without limitation, any intellectual property, which is used in the business of Seller or any of its subsidiaries.

                    6.4. Negotiation with Others. From and after the date of this Agreement until the Closing, Venturian and its affiliates shall not directly or indirectly:

                    (a) solicit, initiate discussions or engage in negotiations with any person or entity, or take any action to facilitate the efforts of any person or entity, other than Purchaser, relating to the possible acquisition of all or a substantial part of the Business (whether by way of merger, purchase or capital stock, purchase of assets or otherwise), other than IPM;

                    (b) Except for information furnished to Purchaser or to third parties required for Venturian and its affiliates to obtain all necessary consents in connection with the transactions contemplated by this Agreement provide information with respect to the Seller to any person or entity, other than Purchaser, relating to the possible acquisition of all or a substantial part of the Business (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), other than IPM;

                    (c) enter into any agreement with any person or entity, other than Purchaser, providing for the possible acquisition of all of a substantial part of the Business (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), other than IPM; or

                    (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition by any person or entity, other than Purchaser, of all or a substantial part of the Business (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), other than IPM.

                    Provided, however, that notwithstanding any other provision hereof, Venturian or any of its affiliates may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with Venturian or any of its affiliates) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Seller and the Business, if (i)(A) the third party has first made a bona fide acquisition proposal to the Board of Directors of Venturian or Napco in writing prior to the date upon which this Agreement shall have been approved by the required vote of the Venturian shareholders, which proposal shall be for an amount which exceeds Purchaser's cash purchase price offer by twenty (20%) percent, (B) Venturian's Board of Directors concludes in good faith (after consultation with its financial advisor) that the transaction contemplated by such acquisition proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the party making such acquisition proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to Venturian shareholders from a financial point of view than the Merger contemplated by this Agreement (any such acquisition proposal, a "Superior Proposal"), and (C) Venturian's Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; and (ii) Venturian shall as promptly as practicable notify Purchaser (A) that Venturian or Napco has received a bona fide acquisition proposal from a third party, and (B) that Venturian or Napco is permitted to furnish information to, or to enter into discussions or negotiations with, such third party pursuant to this paragraph. Seller shall provide Purchaser with a written copy of the Superior Proposal, which shall contain all of the terms, conditions and the name of the entity making such proposal. Purchaser may submit a proposal that modifies the terms of this Agreement by increasing the purchase price payable hereunder in response to a Superior Proposal ("Modified Offer"). Notwithstanding that Venturian's Board of Directors may recommend that its shareholders adopt a Superior Proposal, Venturian hereby agrees to submit the terms of this Agreement or Purchaser's Modified Offer to its shareholders in accordance with the provisions of Section
8.6 hereof, provided that, such Modified Offer equals or exceeds the terms of the Superior Proposal.


                                  ARTICLE VII

               Section 7. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as of the date of this Agreement and Closing, as set forth below:

                    7.1. Organization, Existence and Authority of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and has and will have at the time of Closing, all corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Purchaser's Certificate of Incorporation or By-Laws or, to Purchaser's knowledge, any law or regulation applicable to Purchaser or of any agreement, mortgage, license, lease, arrangement, instrument, order, arbitration award, judgment or decree to which Purchaser is a party or by which Purchaser is bound.

                    7.2. Power and Authority. On or prior to the Closing Date all corporate acts and other proceedings required to be taken by or on the part of Purchaser to authorize it to carry out this Agreement and such other agreements and instruments to be executed and delivered by it pursuant hereto and the transactions contemplated hereby and thereby will have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors rights or by general equitable principles under common law. The execution, delivery and performance by Purchaser of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance under, any agreement by which Purchaser may be bound or affected.

                    7.3. Consents. No consent, filing or approval of any Federal, state or local governmental agency or department or any other person not a party to this Agreement is required or necessary in connection with the execution, delivery and performance under this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby.


                                  ARTICLE VIII

               Section 8. Additional Covenants and Agreements.

                    8.1. Employees.

                    (a) Purchaser shall offer employment to substantially all persons who are employees of Seller immediately prior to the Closing Date, such employment to be effective as of the Closing Date and to provide for base compensation (salary and wages) to each such employee at a rate not less than such base compensation was payable to such employee by Seller immediately prior to the Closing Date. Such employees who accept employment with Purchaser are referred to in this Agreement as "Hired Employees". For a period of 60 days following the Closing Date, Purchaser shall not effect a "plant closing" or "mass layoff", as such terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101 et seq. with respect to the Business.

                    (b) Effective as of the Closing, Purchaser shall assume the collective bargaining agreement between Napco International Inc. and UAW Local No. 125 dated September 1, 1998, and those benefit plans listed on Schedule 8.1. Purchaser shall offer continuation coverage as defined by Section 4980B and 601 et seq. of ERISA under the Venturian self-funded medical plan to those employees of the Controlled Group who lose coverage under the plan as a result of the transactions contemplated by this Agreement.

                    (c) In the event that, after the Closing, the Hired Employees lose coverage under the life insurance, health insurance, short and long term disability insurance plans for which they were eligible immediately prior to the Closing, Purchaser shall offer life insurance, health insurance, and short and long term disability benefits to all Hired Employees under Purchaser's policies and benefits, with immediate eligibility for those Hired Employees who are eligible under Purchaser's policies, benefits or agreements, which eligibility shall be determined by including such Hired Employees' service with Seller or IPM, as the case may be, as service with Purchaser. After the Closing, Purchaser shall adopt its own bonus plan for the Hired Employees. The Purchaser's "Date of Hire" for Hired Employees shall be the same as such Hired Employees' "Date of Hire" with Seller or IPM, as the case may be, for purposes of determining the Hired Employees' employment anniversary date, review date, salary and bonus eligibility, and vacation, sick leave and paid time off benefits. In the event that, after the Closing, the Hired Employees lose coverage under a pension benefit plan for which they were eligible immediately prior to the Closing, Hired Employees shall be given credit for their service with Seller or IPM, as the case may be, for purposes of eligibility and vesting under employee pension benefit plans of Purchaser. In addition, for purposes of determining a Hired Employee's service for benefit accrual purposes under any pension benefit plan of Purchaser in which the Hired Employee becomes eligible to participate during the plan year of such plan that includes the Closing, any hours of service performed by such Hired Employee for Seller or IPM during such plan year will be deemed to have been performed on behalf of Purchaser. However, compensation paid by Seller or IPM for such service shall not be treated as compensation paid by Purchaser for purposes of any such pension benefit plan. Hired Employees shall receive credit for their service with Seller and IPM for purposes of eligibility, vesting, and seniority under any other employee benefit plan, program or arrangement sponsored, maintained or contributed to by Purchaser.

                    (d) Neither Seller nor any Controlled Group of which Seller or IPM is a member shall take any action between the date of execution of this Agreement and the Closing Date to terminate the Napco International Inc. - UAW Local No. 125 Retirement Income Plan.

               8.2. Taxes. The parties hereto will cooperate with each other in connection with any audit by the Internal Revenue Service or any other tax authority of any tax return to the extent relevant to the operations of Seller or IPM prior or subsequent to the Closing Date. From and after the Closing Date, Seller shall file when due all tax returns relating to the Business for all periods up to December 31, 2000, and shall pay the taxes shown to be due on any such returns. Purchaser shall file and pay when due all tax returns and taxes relating to the Business for periods after the December 31, 2000. Any and all sales, use and transfer taxes of any kind or nature required to be paid in connection with the sale of the Assets or the IPM Stock to Purchaser shall be paid by Seller.

               8.3. Books and Records. Until the expiration of the applicable statutory period of limitations, or for such longer period if such statutory period is extended, each of the parties hereto will to the extent necessary in connection with any tax or other matters relating to the Business (i) retain and, as each may reasonably request, permit the other and their agents to inspect and copy, all books and records relating to the Business and provide access to such information from such books and records as may be reasonably requested and (ii) furnish to the other party access to the information necessary to file required returns with respect to Taxes.

               8.4. Corporate Names. From and after the Closing Date, Seller and IPM shall discontinue all further use, direct or indirect, of the name "Napco International Inc." or any variation thereof, and of any trademark, tradename, service mark or name, word or logo used that is similar in sound or appearance. At the Closing, Seller agrees to deliver to Purchaser an executed certificate of amendment to Seller's articles of incorporation whereby Seller shall change its name to a name dissimilar to "Napco International Inc."

               8.5. Voting Agreement. Contemporaneously with the execution and delivery of this Agreement, all of the persons or entities listed on Schedule
8.5 hereto are
executing and delivering a Voting Agreement in the form attached hereto as
Schedule 8.5.

               8.6. Proxy Statement. Following approval of this Agreement and the Going Private Transaction by the Special Committee, Venturian shall provide each of its shareholders with a proxy statement describing such transactions and requesting the approval of each such shareholder, provided, however, that in the event a Superior Proposal, as defined in Section 6.4 hereof, is submitted, Venturian shall request the vote of each such shareholder. The written information supplied by Venturian for the purpose of inclusion in the proxy statement to be sent to the shareholders of Venturian in connection with the meeting of Venturian's shareholders (the "Venturian Shareholders Meeting") shall not, on the date the proxy statement is first mailed to Venturian's shareholders or at the time of the Venturian Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser and NorcaTec shall provide to Venturian such information with respect to themselves and their affiliates as Venturian may reasonably require in connection with the preparation of such proxy statement, and such information shall not contain any untrue statement of a material fact, or fail to state any material fact necessary in order to make any information so provided, in light of the circumstances under which it was provided, not misleading. Venturian shall deliver to Purchaser a reasonable number of copies of such proxy statement prior to distribution to its shareholders and any and all supplements thereto. Venturian shall use its best efforts to cause the proxy statement to conform to the requirements of the Securities Act of 1934, as amended and the general rules and regulations of the SEC thereunder. Venturian shall use all reasonable efforts to solicit from its shareholders proxies voting in favor thereof and shall promptly notify Seller of the results of the Venturian Shareholders Meeting after such meeting.

               8.7. Committed Line of Credit. Purchaser shall deliver on the date hereof evidence in form and substance reasonably satisfactory to Venturian of a committed line of credit or a similar credit facility in an amount not less than $6.6 million demonstrating Purchaser's financial ability to close the transactions contemplated hereunder.

               8.8. Leases. At the Closing, Venturian shall, or shall cause its affiliates to, enter into leases with Purchaser in the form attached hereto as
Schedule 8.8 with respect to the Napco Facilities (the "Leases").

               8.9. Release of Obligations. On the Closing Date, Purchaser shall repay in full, or cause Venturian to be released from, all of Venturian's obligations in connection with the Napco credit facility with National City Bank and, unless the IPM Election is made, the IPM credit facility with Wells Fargo Bank, N.A.

               8.10. Langevin Resignation. Venturian shall pay any severance owing in connection with the resignation of Charles Langevin under any contract or commitment made by Venturian or Seller with Langevin. To the extent Venturian fails to pay any such severance, the Purchase Price shall be reduced on a dollar for dollar basis in the amount of any such unpaid severance.

               8.11. Intercompany Accounts. At the Closing, Venturian, Napco and their affiliates shall repay all intercompany accounts owing among them, whether they arose prior to or after December 31, 2000. For purposes of such repayment, expenses shall be allocated among Venturian, Napco and their affiliates in a manner consistent with the allocation thereof prior to December 31, 2000 (including, without limitation, no allocation of Gary Rappaport's salary to Napco or IPM and two thirds of Mary Jensen's salary being allocated to Napco), and lease expenses shall be charged to Napco from and after the Effective Date at the amounts set forth in the Leases for the periods from and after the Closing Date.


                                   ARTICLE IX

               Section 9. Closing.

               9.1. Location of the Closing. The Closing shall be held at the offices of Leonard, Street and Deinard, 150 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402 at 10:00 A.M. (Minneapolis time) promptly after approval by the shareholders of Venturian of the sale of the Assets and the Going Private Transaction, but in no event more than 10 days after the date of such shareholder approval.

               9.2. Documents to be Delivered by Seller and IPM. On the Closing Date, Seller shall deliver to Purchaser

                    (a) a Bill of Sale of Seller.

                    (b) Unless the IPM Election is exercised, an assignment separate from certificate with respect to the IPM Stock, together with the certificate or certificates representing such stock.

                    (c) The Leases.

                    (d) A certificate of the Secretary of Seller as to the resolutions duly adopted by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement by Seller; the incumbency and signatures of officers of Seller; and a certificate stating that the resolutions authorizing the execution, delivery and performance of this Agreement are in full force and effect.

                    (e) An opinion of counsel for Seller, dated as of the Closing Date, in the form attached hereto as Exhibit 9.2(e).

                    (f) A cross receipt evidencing receipt by Seller of the Purchase Price.

                    (g) Any other document or instrument of conveyance and transfer necessary to implement and consummate this Agreement or any other documents which may be reasonably requested by Purchaser to consummate the transactions contemplated herein.

               9.3. Documents to be Delivered by Purchaser. On the Closing Date, Purchaser shall deliver to the Seller:

                    (a) The Purchase Price.

                    (b) An instrument in form and substance reasonably acceptable to Seller evidencing Purchaser's assumption of the Assumed Liabilities and NorcaTec's liability therefore as a joint and several obligor.

                    (c) An opinion of counsel for Purchaser, dated as of the Closing Date, in the form and substance reasonably acceptable to Seller.

                    (d) Such documentation as Venturian may reasonably require to evidence the performance of Purchaser's and NorcaTec's obligations under
Section 8.9 above.

                    (e) The resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, certified by the Secretary of Purchaser; a certificate of the Secretary of Purchaser as to the incumbency and signatures of officers of Purchaser; and a certificate stating that the resolutions authorizing the execution, delivery and performance of this Agreement are in full force and effect.

                    (f) A cross receipt evidencing delivery of the Assets to Purchaser.

                    (g) Any other documents which may be reasonably required to consummate the transactions contemplated herein or any other documents reasonably requested by Seller and IPM in connection with the transactions contemplated herein.

          Unless otherwise provided in this Agreement, all documents and instruments delivered shall be dated the Closing Date and shall be reasonably satisfactory as to form and content to each party and its respective counsel.


                                   ARTICLE X

               Section 10. Conditions to Closing.

               10.1. Conditions to Purchaser's Obligations. The obligations of Purchaser to close the transactions contemplated under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which Purchaser may waive in writing:

                    (a) No action or proceeding to enjoin any transaction contemplated by this Agreement shall have been instituted, and no injunction or restraining order in any action or proceeding against any such transaction shall then be in effect.

                    (b) There shall not have existed a breach of the representations and warranties of Venturian and Seller when those representations and warranties were made that results in a reduction of $1,000,000 or more in the value of the Business (a "Material Adverse Breach").

                    (c) All documents and agreements to be delivered by Seller pursuant to Section 9.2 shall have been delivered on the Closing Date.

                    (d) All corporate action necessary on the part of Venturian and the Seller to authorize the execution and delivery of this Agreement, including without limitation the approval of this Agreement by the requisite vote of the shareholders of Venturian, shall have been duly and validly taken.

               10.2. Conditions to Seller's and IPM's Obligations. The obligations of Seller to close the transactions contemplated under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which Seller may waive in writing:

                    (a) The representations and warranties of Purchaser contained in Section 7 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and there shall have been delivered to Seller and IPM a certificate of an officer of Purchaser, dated the Closing Date, to such effect.

                    (b) No action or proceeding to enjoin any transaction contemplated by this Agreement shall have been instituted, and no injunction or restraining order in any action or proceeding against any such transaction shall then be in effect.

                    (c) All documents and agreements to be delivered by Purchaser pursuant to Section 9.3 shall have been delivered on the Closing Date.

                    (d) The transactions contemplated herein and the Going Private Transaction shall have been approved by a majority vote of the shareholders of Venturian, and the holders of fewer than ten percent of the issued and outstanding shares of capital stock of Venturian shall have filed with Venturian a written notice of intent to demand the fair value of the shares owned by such holders pursuant to Section 302A.473 of Minnesota Statutes.

                                   ARTICLE XI

               Section 11. Termination. This Agreement shall be terminated:

                    (a) Automatically and immediately, in the event that the shareholders of Venturian, by a majority vote at a meeting of such shareholders, reject the resolution approving the transactions contemplated in this Agreement and the Going Private Transaction or approve a Superior Proposal;

                    (b) By Purchaser, upon written notice to Seller and Venturian, in the event of a Material Adverse Breach by Seller or Venturian of their obligations under this Agreement or the Management Agreement, if such breach is not cured within 10 days of written notice thereof by Purchaser to Seller and Venturian;

                    (c) By Venturian, upon written notice to Purchaser and NorcaTec, in the event of a material breach by Purchaser or NorcaTec of their obligations under this Agreement or the Management Agreement, if such breach is not cured within 10 days of written notice thereof by Venturian to Purchaser and NorcaTec; or

                    (d) By any party upon written notice to the others in the event that the Closing shall not have occurred on or prior to November 30, 2001, not as a result of the breach of this Agreement by such party.

Provided, however, that no termination of this Agreement shall relieve any party of liability for any breaches of this Agreement occurring prior to such termination. In the event of a termination of this Agreement pursuant to subparagraphs (a) or (b) above or by reason of a failure of the condition set forth in subparagraph 10.1(b) above, Seller shall, promptly reimburse Purchaser for its reasonable attorney's and accounting fees and other out-of-pocket expenses, incurred from February 16, 2001 through the date of such termination in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement of $100,000 ("Expenses"), unless the termination is pursuant to subparagraph (a) above by reason of the Venturian shareholders' approval of a Superior Proposal, in which case, in lieu of the reimbursement of expenses contemplated in this sentence, Seller shall pay to Purchaser a fee of $250,000 plus Expenses.

                                   ARTICLE XII

               Section 12. Indemnification; Survival.

               12.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained herein or in any certificate, schedule or other writing attached hereto, or required by the terms hereof to be delivered (and so delivered) shall be extinguished by reason of the occurrence of the Closing, except that the representations and warranties of Seller and/or Venturian contained in Sections 5.16 and 6.2 shall survive and remain in full force and effect for the statutory limitations period applicable thereto. Venturian shall cause any successor corporation to Venturian, whether as a result of the Going Private Transaction, by consolidation, acquisition or merger, to assume expressly the indemnification obligations of Venturian to Purchaser pursuant to this Section 12.

               12.2. Indemnification by Venturian and Seller.

                    (a) Subject to the terms and conditions set forth herein, Venturian and Seller, jointly and severally, shall indemnify Purchaser and NorcaTec, and hold Purchaser and NorcaTec harmless from and against any and all damage, liability, loss, claim, cost, expense or deficiency (including without limitation, reasonable attorney's fees and expenses in connection with any action, suit or proceeding brought against or involving Purchaser, including claims by one party to this Agreement against another party to this Agreement which are not as a result of any third-party claim) and cost incurred or suffered by Purchaser arising out of (i) any misrepresentation or breach by Venturian or Seller of any of their representations or warranties (to the extent they survive pursuant to Section 12.1), or covenants or commitments contained in this Agreement, or (ii) any claims by Employees or Former Employees of Seller and IPM under the Venturian Deferred Compensation Plan, or (ii) the Excluded Liabilities.

                    (b) Purchaser and NorcaTec shall give notice to Venturian and Seller promptly after learning of the assertion of any claim or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. The failure of Purchaser or NorcaTec to give such notice shall not affect Venturian's and Seller's obligations unless Venturian and Seller are actually prejudiced in the defense of such claim, suit, action or proceeding in which case such failure to provide such notice shall constitute a waiver of Purchaser's and NorcaTec's rights hereunder in respect of the claim, suit, action or proceeding with respect to which such notice was required to have been given hereunder to the extent Venturian and Seller have been actually prejudiced by such late notice.

                    (c) Except as otherwise provided in Section 12.4, Venturian and Seller shall not be liable under this Section 12.2 for any settlement of any claim, litigation or proceeding effected without their consent in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

                    (d) The amount required to be paid to Purchaser and NorcaTec by Venturian and Seller for any indemnified amounts hereunder shall be an amount reduced by (i) the tax benefits available to Purchaser and NorcaTec and (ii) any amount received by Purchaser and NorcaTec under any insurance coverage or from any other party alleged to be responsible therefor. Such amounts shall be paid not later than thirty (30) days after receipt by Venturian and Seller of written notice from Purchaser and NorcaTec stating that such indemnified amounts have been incurred (and, in the case of claims of third parties, paid) and the amount thereof and of the related indemnity payment; provided, however, that any disputed amounts shall be due and payable within thirty (30) days after such amounts are finally determined to be owing by Venturian and Seller to Purchaser and NorcaTec.

               12.3. Indemnification by Purchaser and NorcaTec.

                    (a) Subject to the terms and conditions set forth herein, Purchaser and NorcaTec, jointly and severally, shall indemnify Venturian and Seller, and hold Venturian and Seller harmless from and against, any and all damage, liability, loss, claim, cost, expense or deficiency (including, without limitation, reasonable attorney's fees and expenses in connection with any action, suit or proceeding brought against or involving Seller or Venturian) and costs incurred or suffered by Seller or Venturian arising out of (i) any misrepresentation or breach by Purchaser or NorcaTec of any of their representations or warranties (to the extent they survive pursuant to Section 12.1), or covenants or commitments contained in this Agreement, or (ii) the Assumed Liabilities, or (iii) the failure of any party to any contract, agreement or performance obligation assigned to and/or assumed by Purchaser pursuant to this Agreement to consent to such assignment and/or assumption, or
(iv) the operation of the Business from and after the Closing Date.

                    (b) Venturian and Seller shall give notice to Purchaser and NorcaTec promptly after learning of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. The failure of Seller to give such notice shall not affect Purchaser's obligations unless Purchaser is actually prejudiced in the defense of such claim, suit, action or proceeding in which case such failure to provide such notice shall constitute a waiver of Venturian's and Seller's rights hereunder in respect of the claim, suit, action or proceeding with respect to which such notice was required to have been given hereunder to the extent Purchaser has been actually prejudiced by such late notice.

                    (c) Except as otherwise provided in Section 12.4, Purchaser shall not be liable under this Section 12.3 for any settlement of any claim, litigation or proceeding effected without its consent in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

                    (d) The amount required to be paid to Venturian and Seller by Purchaser and NorcaTec for any indemnified amounts hereunder shall be an amount reduced by (i) the tax benefits available to Venturian and Seller and
(ii) any amount received by Venturian and Seller under any insurance coverage or from any other party alleged to be responsible therefor. Such amounts shall be paid not later than thirty (30) days after receipt by Purchaser and NorcaTec of written notice from Venturian and Seller stating that such indemnified amounts have been incurred and the amount thereof and of the related indemnity payment; provided, however, that any disputed amounts shall be due and payable within thirty (30) days after such amounts are finally determined to be owing by Purchaser and NorcaTec to Venturian and Seller.

               12.4. Conduct of Litigation. Each party indemnified under the provisions of this Agreement, upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it in respect of matters for which it is entitled to indemnity under this Agreement, shall promptly give written notice of such claim, or the commencement of such action, or threat thereof, to the party from whom indemnity shall be sought hereunder (but the failure or delay of such party to give such notice shall not relieve the indemnifying party of its obligation to provide indemnification hereunder, except to the extent the indemnifying party is prejudiced by such failure or delay). In the event such claim involves a claim by a third party against the indemnified party, the indemnifying party may elect (by written notice delivered to the indemnified party) to undertake, conduct and control, through counsel of its own choosing and reasonably acceptable to the indemnified party and at its own expense, the settlement or defense thereof, and if it shall so elect to undertake the defense thereof, the indemnified party shall cooperate with it in connection therewith, provided that the indemnified party may participate (subject to the indemnifying party's control) in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such indemnified party's counsel (from and after the date of such election) shall be borne by the indemnified party. If the indemnifying party does not elect to undertake the defense of such as provided above, the indemnified party shall undertake and control the defense thereof and the indemnifying party shall be liable for all fees and expenses of such defense, including the fees and expenses of such indemnified party's counsel. The indemnifying party may, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any action involving only the payment of money by the indemnifying party and which does not involve any undertaking which would affect the operation of the Business by the Purchaser after the Closing Date, which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, which written release shall be reasonably satisfactory in form and substance to counsel for the indemnified party. The indemnifying party shall not, without the written consent of the indemnified party (which consent shall not be unreasonably withheld), settle or compromise any action involving relief other than the payment of money by the indemnifying party or that does not provide a written release of the indemnified party from all liability with respect thereto. The indemnified and indemnifying party shall each cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article XII.

                                  ARTICLE XIII

               Section 13. Miscellaneous.

                    13.1. Notices. Any notices or other communications required or permitted hereunder shall be in writing and sufficiently given if sent by confirmed telefax, overnight delivery or by registered or certified mail, postage prepaid, addressed to the parties hereto as follows:

              To Seller:

                       Napco International Inc.
                       11111 Excelsior Boulevard
                       Hopkins, Minnesota  55343

                       Attention:  Gary B. Rappaport
                       Facsimile:  952-931-2575

              To Venturian:

                       Venturian Corp.
                       11111 Excelsior Boulevard
                       Hopkins, Minnesota  55343

                       Attention:  Gary B. Rappaport
                       Facsimile:  952-931-2575

              Copy to:

                       Leonard, Street and Deinard
                       150 South Fifth Street, Suite 2300
                       Minneapolis, Minnesota 55402

                       Attention:  Morris M. Sherman, Esq.
                       Facsimile:  (612) 335-1657

              To Purchaser:

                       Jata LLC
                       c/o Tashlik, Kreutzer, Goldwyn & Crandell P.C. 833 Northern Boulevard
                       Great Neck, New York  11021

                       Attention:  Martin M. Goldwyn, Esq.
                       Facsimile:  (516) 829-6509

              Copy to:

                       Tashlik, Kreutzer, Goldwyn & Crandell P.C.
                       833 Northern Boulevard
                       Great Neck, New York 11021

                       Attention:  Martin M. Goldwyn, Esq.
                       Facsimile: (516) 829-6509

or such other addresses as shall be furnished by like notice by such party.

                    13.2. Brokers. Seller, Venturian, and Purchaser each represents to the other that it has not dealt with any broker for this transaction and has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission upon consummation of the transactions contemplated hereby.

                    13.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors. The parties may not assign this Agreement except that the rights of Venturian under this Agreement may be assigned to its successor in the Going Private Transaction, provided that such successor assumes Venturian's obligations hereunder.

                    13.4. Entire Agreement; Amendment. This Agreement including the Schedules, documents delivered hereunder and any agreements referenced herein, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings with respect thereto. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

                    13.5. Counterparts. This Agreement may be executed in counterparts, including telefax pages which shall be deemed originals with the originals to be provided within a reasonable time, all of which shall together constitute one and the same instrument.

                    13.6. Agreement to Take Necessary and Desirable Actions. Seller, Venturian, and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

                    13.7. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                    13.8. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in (i) the United States Federal Courts or New York Supreme Court, in the State of New York in the case of any action commenced by Venturian or Seller, or (ii) the United States Federal Courts or the Hennepin County, Minnesota District Court in the State of Minnesota, in the case of any action commenced by Purchaser or NorcaTec. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought (i) in the State of New York shall lie in the Eastern District of New York or Supreme Court, Nassau County, as the case may be and (ii) brought in the State of Minnesota shall lie in the Federal District of Minnesota or the District Court, Hennepin County, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

                    13.9. No Implied Waiver. No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity except or otherwise expressly provided herein.

                    13.10. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto by their duly authorized officers as of the day and year first above written.

                                                 NAPCO INTERNATIONAL INC.

                                                 By: ___________________________


                                                 VENTURIAN CORP.

                                                 By: ___________________________


                                                 JATA LLC

                                                 By: ___________________________
                                                     Russell N. Stern, President


                                                 NORCATEC LLC

                                                 By: NT Group Inc., Member

                                                 By: ___________________________
                                                     Russell N. Stern, President